Filed Pursuant to Rule 424(b)(5)
Registration No. 333-205128

PROSPECTUS SUPPLEMENT

(To Prospectus Dated June 19, 2015)

ABEONA THERAPEUTICS INC.

2,849,091 Shares of

Common Stock

We are offering directly to investors 2,829,091 shares of our common stock. Additionally we are offering 20,000 shares of our common stock underlying a warrant issued by us to a previous placement agent.

Our common stock is listed on The NASDAQ Capital Market under the symbol “ABEO.” On July 31, 2015, the closing price of our common stock was $6.45.

Investing in our securities involves certain risks. Before investing, you should refer to the risk factors on page S-4 of this prospectus supplement, the accompanying prospectus, included in our periodic reports, and in other information filed by us with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$5.50	$15,559,996.50
Public offering price to exercise warrant for common stock*	$6.05	$121,000.00
Aggregate proceeds, before expenses, to Abeona Therapeutics Inc.*	$5.50	$15,680,996.50

*	There can be no assurance this warrant to purchase our common stock will be exercised and that Abeona will receive such proceeds.

The date of this prospectus supplement is July 31, 2015.

TABLE OF CONTENTS

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference in the prospectus. We have not authorized anyone to provide you with information that is different. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates, regardless of the time of delivery of this prospectus supplement, or of any sale of our common stock. It is important for you to read and consider all information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in the prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred to you in “Where You Can Find More Information,” below.

You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than their respective dates, or that the information contained in any document incorporated by reference in this prospectus supplement is accurate as of any date other than the date on which that document was filed with the Securities and Exchange Commission, or SEC.

We are not making an offer to sell the common stock in jurisdictions where the offer or sale is not permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering and sale of our common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute an offer of, or an invitation to purchase, any shares of common stock in any jurisdiction in which such offer or invitation would be unlawful.

We have not authorized any dealer, agent or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus supplement and the accompanying prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus supplement and the accompanying prospectus is delivered or securities are sold on a later date.

References in this prospectus supplement to the terms “the Company,” “Abeona,” “we,” “our” and “us” or other similar terms mean Abeona Therapeutics Inc., unless we state otherwise or the context indicates otherwise.

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Prospectus Supplement Summary

This summary highlights selected information related to our business and the offering. Since it is a summary, this section may not contain all the information that you should consider before investing in our common stock. You should carefully read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, including the “Risk Factors” section.

Our Business

Abeona Therapeutics Inc. (“Abeona” or the “Company”) is focused on developing and delivering gene therapy and plasma-based products for severe and life-threatening rare diseases. Abeona's lead programs are AB0-101 (AA9 NAGLU) and ABO-102 (scAAV9 SGHG), adeno-associated virus (AAV)-based gene therapies for Sanfilippo syndrome (MPS IIIA and IIIB) in collaboration with patient advocate groups, researchers and clinicians, anticipated to commence clinical trials in 2015. We are also developing ABO-201 (scAAV9 CLN3) gene therapy for juvenile Batten disease (JBD); and ABO-301 (AAV LK19 FANCC) for Fanconi anemia (FA) disorder using a novel CRISPR/Cas9-based gene editing approach to gene therapy program for rare blood diseases. In addition, we are also developing rare plasma protein therapies including SDF Alpha™ (alpha-1 protease inhibitor) for inherited COPD using our proprietary SDF™ (Salt Diafiltration) ethanol-free process. Our principal executive office is located at 3333 Lee Parkway, Suite 600, Dallas, Texas 75129. Our website address is www.abeonatherapeutics.com. We do not incorporate by reference into this prospectus supplement the information on our website, and you should not consider it as part of this prospectus supplement.

The Offering

Common stock offered by Abeona Therapeutics Inc.	2,829,091 shares
Common stock underlying warrant	20,000 shares
Common stock outstanding after this offering (does not include the common stock issuable upon exercise of the warrant).	32,690,606 shares
Use of proceeds	We intend to use all the net proceeds we receive from our sale of shares in this offering for general corporate purposes. See “Use of Proceeds” below.
NASDAQ Capital Market symbol	ABEO
Risk Factors	See “Risk Factors” beginning on page S-4 for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

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DESCRIPTION OF OUR COMMON STOCK

Our authorized capital stock consists of 200,000,000 shares of common stock, $0.01 par value per share, and 2,000,000 shares of preferred stock, $0.01 par value per share, which may be issued in one or more series. Currently, 4,000 shares of preferred stock are designated as Series A Preferred Stock and 1,000 shares of preferred stock are designated as Series B Preferred Stock. The following summary of the terms of our common stock is subject to and qualified in its entirety by reference to our charter and by-laws, copies of which are on file with the SEC as exhibits to previous SEC filings. Please refer to “Where You Can Find More Information” below for directions on obtaining these documents.

As of July 31, 2015, we had 32,690,606 shares of common stock outstanding, which does not include the common stock issuable upon exercise of the warrant.

General

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and have the right to vote cumulatively for the election of directors. This means that in the voting at our annual meeting, each stockholder or his proxy, may multiply the number of his shares by the number of directors to be elected then cast the resulting total number of votes for a single nominee, or distribute such votes on the ballot among the nominees as desired. Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our Board of Directors out of funds legally available therefor, subject to any preferential dividend rights for our outstanding preferred stock.

Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any of our then outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock which we may designate and/or issue in the future.

Our common stockholders may not receive any assets or funds until our creditors have been paid in full and the preferential or participating rights of our preferred stockholders (if any) have been satisfied. If we participate in a corporate merger, consolidation, purchase or acquisition of property or stock, or other reorganization, any payments or shares of stock allocated to our common stockholders will be distributed pro rata to holders of our common stock on a per share basis. If we redeem, repurchase or otherwise acquire for payment any shares of our common stock, we will treat each share of common stock identically.

We may issue additional shares of our common stock, if authorized by the Board, without the common stockholders’ approval, unless required by Delaware law or a stock exchange on which our securities are traded. If we receive the appropriate payment, shares of our common stock that we issue will be fully paid and nonassessable.

Anti-Takeover Provisions

We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits certain publicly held Delaware corporations from engaging in a “business combination” with an “interested stockholder,” for a period of three years after the date of the transaction in which the person became an “interested stockholder”, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person or entity who, together with affiliates and associates, owns (or within the preceding three years, did own) 15% or more of the corporation's voting stock. The statute contains provisions enabling a corporation to avoid the statute's restrictions if the stockholders holding a majority of the corporation's voting stock approve our certificate of incorporation provides that our directors shall be divided into three classes, with the terms of each class to expire on different years.

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In addition, our certificate of incorporation, in order to combat “greenmail,” provides in general that any direct or indirect purchase by us of any of our voting stock or rights to acquire voting stock known to be beneficially owned by any person or group which holds more than five percent of a class of our voting stock and which has owned the securities being purchased for less than two years must be approved by the affirmative vote of at least two-thirds of the votes entitled to be cast by the holders of voting stock, subject to certain exceptions. The prohibition of “greenmail” may tend to discourage or foreclose certain acquisitions of our securities which might temporarily increase the price of our securities. Discouraging the acquisition of a large block of our securities by an outside party may also have a potential negative effect on takeovers. Parties seeking control of us through large acquisitions of its securities will not be able to resort to “greenmail” should their bid fail, thus making such a bid less attractive to persons seeking to initiate a takeover effort.

Elimination of Monetary Liability for Officers and Directors

Our certificate of incorporation incorporates certain provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, including gross negligence, except in circumstances involving certain wrongful acts, such as the breach of director's duty of loyalty or acts or omissions, which involve intentional misconduct or a knowing violation of law. These provisions do not eliminate a director's duty of care. Moreover, these provisions do not apply to claims against a Director for certain violations of law, including knowing violations of federal securities law. Our Certificate of Incorporation also contains provisions to indemnify the directors, officers, employees or other agents to the fullest extent permitted by the General Corporation Law of Delaware. We believe that these provisions will assist us in attracting and retaining qualified individual to serve as directors.

Our Certificate of Incorporation also contains provisions to indemnify the directors, officers, employees or other agents to the fullest extent permitted by the General Corporation Law of Delaware. These provisions may have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from directors. We believe that these provisions will assist us in attracting or retaining qualified individuals to serve as our directors.

The NASDAQ Capital Market

Our common stock is listed on The NASDAQ Capital Market under the symbol “ABEO.” Prior to June 22, 2015, our common stock was listed on The NASDAQ Capital Market under the symbol “PTBI”, reflecting the fact that our name changed from PlasmaTech Biopharmaceuticals, Inc. to Abeona Therapeutics Inc., as discussed in the accompanying prospectus.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, New York, New York.

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RISK FACTORS

An investment in our securities involves risks. We urge you to consider carefully the risks described below, and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision, including those risks identified under “Item IA. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference in this prospectus supplement and which may be amended, supplemented or superseded from time to time by other reports that we subsequently file with the SEC. Additional risks, including those that relate to any particular securities we offer, may be included in a future prospectus supplement or free writing prospectus that we authorize from time to time, or that are incorporated by reference into this prospectus supplement or the accompanying prospectus.

Risks Related to our Common Stock

The market price of our common stock may be volatile and adversely affected by several factors.

The market price of our common stock could fluctuate significantly in response to various factors and events, including:

•	our ability to integrate operations, technology, products and services;
•	our ability to execute our business plan;
•	operating results below expectations;
•	announcements concerning product development results, including clinical trial results, or intellectual property rights of others;
•	litigation or public concern about the safety of our potential products;
•	our issuance of additional securities, including debt or equity or a combination thereof, which will be necessary to fund our operating expenses;
•	announcements of technological innovations or new products by us or our competitors;
•	loss of any strategic relationship;
•	industry developments, including, without limitation, changes in healthcare policies or practices or third-party reimbursement policies; economic and other external factors;
•	period-to-period fluctuations in our financial results; and
•	whether an active trading market in our common stock develops and is maintained.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

We have not paid cash dividends in the past and do not expect to pay cash dividends in the foreseeable future. Any return on investment may be limited to the value of our common stock.

We have never paid cash dividends on our common stock and do not anticipate paying cash dividends on our common stock in the foreseeable future. The payment of dividends on our capital stock will depend on our earnings, financial condition and other business and economic factors affecting us at such time as the board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if the common stock price appreciates.

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Our quarterly operating results may fluctuate significantly.

We expect our operating results to be subject to quarterly fluctuations. Our net loss and other operating results will be affected by numerous factors, including:

•	variations in the level of expenses related to our development programs;
•	addition or termination of clinical trials;
•	any intellectual property infringement lawsuit in which we may become involved;
•	regulatory developments affecting our product candidates; and
•	our execution of any collaborative, licensing or similar arrangements, and the timing of payments we may make or receive under these arrangements.

If our quarterly operating results fall below the expectations of investors or securities analysts, the price of our common stock could decline substantially. Furthermore, any quarterly fluctuations in our operating results may, in turn, cause the price of our common stock to fluctuate substantially.

Provisions of our charter documents could discourage an acquisition of our company that would benefit our stockholders and may have the effect of entrenching, and making it difficult to remove, management.

Provisions of our Certificate of Incorporation and By-laws may make it more difficult for a third party to acquire control of us, even if a change in control would benefit our stockholders. In particular, shares of our preferred stock may be issued in the future without further stockholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as our Board of Directors may determine, including, for example, rights to convert into our common stock. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any of our preferred stock that may be issued in the future. The issuance of our preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire control of us. This could limit the price that certain investors might be willing to pay in the future for shares of our common stock and discourage these investors from acquiring a majority of our common stock. Further, the existence of these corporate governance provisions could have the effect of entrenching management and making it more difficult to change our management.

Failure to achieve and maintain effective internal controls could have a material adverse effect on our business.

Effective internal controls are necessary for us to provide reliable financial reports. If we cannot provide reliable financial reports, our operating results could be harmed. All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. Based on our evaluation, our management concluded that there is a material weakness in our internal control over financial reporting for the year ended December 31, 2014. The material weakness identified did not result in the restatement of any previously reported financial statements or any related financial disclosure, nor does management believe that it had any effect on the accuracy of our financial statements for the year ended December 31, 2014. A material weakness is a deficiency, or a combination of control deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness relates to the monitoring and review of work performed by an accounting consultant in the preparation of audit and financial statements, footnotes and financial data provided to our registered public accounting firm in connection with the annual audit of our financial statements. All of our financial reporting was carried out by an accounting consultant. This lack of accounting staff results in a lack of segregation of duties and accounting technical expertise necessary for an effective system of internal control. We have hired additional personnel and have implemented appropriate procedures for monitoring and review of work performed by our current Chief Accounting Officer. Because of the material weakness described above, management concluded that, as of December 31, 2014, our internal control over financial reporting was not effective based on the criteria established in Internal Control — Integrated Framework, 1992, issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”).

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While we continue to evaluate and improve our internal controls, we cannot be certain that these measures will ensure adequate controls over our financial processes and reporting in the future. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. Failure to achieve and maintain an effective internal control environment could cause investors to lose confidence in our reported financial information, which could have a material adverse effect on our stock price. Failure to comply with Section 404 could also potentially subject us to sanctions or investigations by the Securities and Exchange Commission (“SEC”) or other regulatory authorities.

There can be no assurance that we will be able to comply with continued listing standards of the NASDAQ Capital Market.

We cannot assure you that we will be able to continue to comply with the minimum bid price and the other standards that we are required to meet in order to maintain a listing of our common stock on the NASDAQ Capital Market. Our failure to continue to meet these requirements may result in our common stock being delisted from the NASDAQ Capital Market.

Our ability to use our net operating loss carry forwards may be subject to limitation.

Generally, a change of more than 50% in the ownership of a company’s stock, by value, over a three-year period constitutes an ownership change for U.S. federal income tax purposes. An ownership change may limit our ability to use our net operating loss carryforwards attributable to the period prior to the change. As a result, if we earn net taxable income, our ability to use our pre-change net operating loss carryforwards to offset U.S. federal taxable income may become subject to limitations, which could potentially result in increased future tax liability for us. At December 31, 2014, we had net operating loss carryforwards aggregating approximately $200.8 million.

Ownership of our shares is concentrated in the hands of a few investors which could limit the ability of our other stockholders to influence the direction of the company.

As calculated by SEC rules of beneficial ownership, SCO Capital Partners LLC and affiliates; Perceptive Advisors LLC (and affiliates Joseph Edelman); and Quantum Partners LP; Europa International, Inc.; each beneficially owned approximately 42.4%, 9.7%, 5.2%; and 5.1%, respectively, of our common stock on an as converted basis as of July 31, 2015. Accordingly, they collectively have the ability to significantly influence or determine the election of all of our directors or the outcome of most corporate actions requiring stockholder approval. They may exercise this ability in a manner that advances their best interests and not necessarily those of our other stockholders.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the other documents we have filed with the SEC that are incorporated herein by reference contain forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans, objectives of management or other financial items are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included in this prospectus supplement, particularly as set forth and incorporated by reference in the “Risk Factors” section above, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations or investments we may make.

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You should read this prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference in this prospectus supplement completely and with the understanding that our actual future results may be materially different from what we expect. We do not assume any obligation to update any forward-looking statements, except as otherwise required by law. We advise you, however, to consult any further disclosures we make on related subjects in our future annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K we file with or furnish to the SEC.

USE OF PROCEEDS

The net proceeds from the sale of the securities to which this prospectus supplement relates will be used for general corporate purposes. General corporate purposes may include repayment of debt, acquisitions, additions to working capital, capital expenditures, research and development, and investments in our subsidiaries. Net proceeds may be temporarily invested prior to use.

PLAN OF DISTRIBUTION

We have entered into a purchase agreement with each purchaser of the shares of common stock we are offering under this prospectus supplement. Under each purchase agreement, the purchaser agrees to purchase a specified number of shares of common stock, and we agree to sell such shares to each such purchaser at a per share price of $5.50.

The shares of common stock sold in this offering will be listed on the NASDAQ Capital Market. The closing of the sale of our common stock under this prospectus supplement took place on July 31, 2015, at which time the shares were delivered to the investors in book-entry form through American Stock Transfer & Trust Company, New York, New York. We did not use any placement agent or underwriter in connection with this offering.

The expenses directly related to this offering are estimated to be less than $100,000 and will be paid by us. Expenses of the offering include our legal and accounting fees, printing expenses, transfer agent fees and miscellaneous fees. In addition, we are paying a “tail” fee to a previous placement agent with respect to one of the purchasers purchasing common stock in this offering in the amount of $192,500, plus a warrant to purchase 20,000 shares of our common stock at an exercise price of $6.05 per share.

The transfer agent for our common stock is American Stock Transfer & Trust Company, New York, New York. Our common stock is traded on the Capital Market of the NASDAQ Stock Market under the symbol “ABEO.”

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy information filed by us with the SEC at the SEC’s public reference section, 100 F Street, N.E., Washington, D.C. 20549. Information regarding the operation of the public reference section can be obtained by calling 1-800-SEC-0330. The SEC also maintains an Internet site at http://www.sec.gov that contains reports, statements and other information about issuers, such as us, who file electronically with the SEC. We maintain a Internet site at www.abeonatherapeutics.com. However, the information on our Internet sites is not incorporated by reference in this prospectus supplement and the accompanying prospectus and you should not consider it a part of this prospectus supplement or the accompanying prospectus.

The SEC allows us to “incorporate by reference” into this prospectus supplement the information in other documents that we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus supplement. We incorporate by reference in this prospectus supplement the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of the offering under this prospectus supplement; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules:

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•	Our Annual Report on Form 10-K for the year ended December 31, 2014 (filed on March 31, 2015);

•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015 (filed on May 14, 2015);

•	Our Current Reports on Form 8-K filed on January 5, 2015, January 6, 2015, February 9, 2015, March 5, 2015, April 7, 2015, April 24, 2015, May 6, 2015, May 7, 2015, May 8, 2015, May 11, 2015, May 12, 2015, May 18, 2015, June 22, 2015, July 31, 2015 and August 3, 2015, and on Form 8-K/A filed on April 27, 2015, May 13, 2015 and June 4, 2015;

•	Definitive Proxy Statement on Schedule 14A relating to the Company’s 2015 Annual Meeting of Shareholders (filed on April 7, 2015); and

•	the description of our common stock, par value $0.01 per share contained in our Registration Statement on Form 8-A, dated and filed with the SEC on November 4, 2014, and any amendment or report filed with the SEC for the purpose of updating the description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus supplement and deemed to be part of this prospectus supplement from the date of the filing of such reports and documents.

You may obtain a copy of any or all of the documents referred to above which may have been or may be incorporated by reference into this prospectus supplement, except for exhibits to those documents (unless the exhibits are specifically incorporated by reference into those documents) at no cost to you by writing or telephoning us at the following address: Investor Relations, Abeona Therapeutics Inc., 3333 Lee Parkway, Suite 600, Dallas, Texas 75219, telephone (214) 905-5100.

LEGAL MATTERS

Morgan, Lewis & Bockius LLP have provided opinions regarding certain legal matters. Certain partners and attorneys of Morgan, Lewis & Bockius LLP hold shares of our common stock.

EXPERTS

The consolidated financial statements, incorporated by reference from the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, have been audited by Whitley Penn LLP, an independent registered public accounting firm, as stated in their report, which were incorporated by reference in the accompanying prospectus. Such financial statements were so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Abeona Therapeutics LLC as of December 31, 2014 and 2013 and for the year ended December 31, 2014 and the period from inception (March 29, 2013) through December 31, 2013, incorporated by reference in the accompanying prospectus, were so incorporated in reliance on the report of BDO USA, LLP, an independent auditor, given on the authority of said firm as experts in auditing and accounting.

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2,849,091 Shares of

Common Stock

ABEONA THERAPEUTICS INC.

Prospectus Supplement